Exhibit 99.1

Contacts:

Quidel Corporation

Paul E. Landers, Chief Financial Officer

(858) 552-7962

QUIDEL ANNOUNCES STRONG FOURTH QUARTER RESULTS
Reports Earnings from Continuing Operations of $0.28 Per Share

SAN DIEGO (February 15, 2006) – Quidel Corporation (NASDAQ: QDEL), a leader in point-of-care rapid diagnostic tests, today announced unaudited financial results for its fourth quarter and year ended December 31, 2005.

Fourth Quarter Financial Results

For the fourth quarter of 2005, total revenues rose 9% to $34.8 million, compared with total revenues of $31.9 million for the fourth quarter of 2004. Worldwide product sales growth of 8% for the fourth quarter of 2005 was led by Strep A with a 17% increase, pregnancy with an 11% increase and influenza with a 10% increase over prior year. International product sales increased 16% compared with the fourth quarter of 2004, due to increased demand for the Company’s influenza tests and bone health products.

Gross margin for the 2005 fourth quarter increased to 62% from 59% in the fourth quarter of 2004, primarily due to higher product sales, a more favorable geographic and product mix and a price increase on the majority of the Company’s products. Operating expenses for the fourth quarter of 2005 were $11.9 million, compared with $10.7 million for the fourth quarter of 2004. The increase in operating expenses relates primarily to planned increases in research and development, clinical trials, and sales and marketing expenses associated with the Company’s QVB™ (Quidel Value Build) programs.

For the fourth quarter of 2005, earnings from continuing operations were $9.8 million, or $0.28 per diluted share, compared with earnings from continuing operations of $6.0 million, or $0.19 per diluted share, for the fourth quarter of 2004. Loss on discontinued operations, net of tax, for the fourth quarter of 2005 was $0.2 million, or $0.00 per share, compared with a loss of $6.7 million, or $0.21 per share, for the fourth quarter of 2004. Net earnings for the fourth quarter of 2005 were $9.6 million, or $0.28 per diluted share, compared with a net loss of $0.6 million, or $0.02 per diluted share, for the fourth quarter of 2004.

Liquidity

Cash and cash equivalents as of December 31, 2005 were $34.9 million, compared with $36.3 million as of December 31, 2004. The year-over-year decrease in cash includes the one-time $17 million payment made as part of the previously-disclosed patent litigation settlement in April 2005.

2005 Full Year Financial Results

Total revenues for the year ended December 31, 2005 were $92.3 million, up 17% compared with total revenues of $78.7 million in 2004. Strong sales growth in all core product lines included full-year sales of influenza tests up 32%, pregnancy tests up 19%, and Strep A tests up 19%. Significant percentage growth was also recorded in mononucleosis and bone health products compared with 2004.

Gross margin for 2005 was 58%, compared with 54% in 2004, primarily reflecting higher product sales, a more favorable geographic and product mix, and a price increase on the majority of the Company’s products. Excluding the $17 million expense paid under the terms of the patent litigation settlement in the first quarter of 2005, operating expenses for 2005 were $43.5 million, compared with $41.6 million for 2004, primarily as a result of higher research and development costs associated with work on new technologies and increased market research, clinical trials, promotion and advertising costs for key products and development of brand value which were partially offset by lower legal fees for 2005 due to the previously-disclosed patent litigation settlement. The net loss for 2005 was $9.3 million, or $0.28 per diluted share, compared with a net loss for 2004 of $6.3 million, or $0.20 per diluted share, in 2004.

2005 Non-GAAP Results

For the year ended December 31, 2005, adjusted net earnings were $11.7 million, or $0.35 per diluted share. This compares with adjusted net earnings of $1.6 million, or

$0.05 per diluted share, for the year ended December 31, 2004. The components of adjusted net earnings are identified and discussed below under “Non-GAAP Financial Information.”

“We are very pleased with our strong finish to a very strong year for our Company. We delivered substantially improved revenue and earnings from continuing operations, exclusive of litigation settlement, for the fourth quarter and full year 2005 and continued to capitalize on the investments and meet the imperatives outlined for market leadership in rapid diagnostic tests at the point of care in infectious disease and reproductive health. We will continue to invest in manufacturing, research and development and marketing, all of which establish the foundation for further growth and market leadership. In 2006, we expect continued growth from our core product lines and anticipate a strong market entry for our iFOBT test, launched in January of 2006, which aids in the detection of colon cancer. In addition, we anticipate the launch of our new test for respiratory syncytial virus (RSV) to be available for the 2006/2007 cold and flu season” said Caren Mason, President and CEO.

Non-GAAP Financial Information

The Company is providing non-GAAP financial information to reflect the effect of certain non-recurring items on earnings and net earnings per share as a supplement to its consolidated financial statements, which are presented in accordance with generally accepted accounting principles in the U.S., or GAAP. Included in the items in the GAAP net loss but excluded from the adjusted net earnings are:  the $17 million payment in 2005 made as part of the patent litigation settlement, a resulting increase in the Company’s tax provision due to the impact of the settlement on the Company’s assessment of deferred tax assets, and discontinued operations encompassing the Company’s urinalysis and ultrasonometer businesses.

Management is providing the adjusted net earnings and adjusted net earnings per share information for the periods presented because it believes this enables a better comparison of the Company’s financial performance from period-to-period, and to that of its competitors. This presentation is not meant to be considered in isolation, or as a substitute for results prepared in accordance with GAAP. A reconciliation of the non-GAAP financial measures to the comparable GAAP measures is included in this release as part of the attached financial tables.

Conference Call Information

Quidel management will host a conference call to discuss these topics today beginning at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). To participate via telephone, please call (888) 803-7396 from the U.S. or (706) 634-1052 for international callers. A telephone replay will be available for two days following the completion of the call by dialing (800) 642-1687 from the U.S. or (706) 645-9291 for international callers, and entering reservation number 4722563. The conference call will be broadcast live over the Internet at www.quidel.com and will be available for 14 days following the call.

The financial results included in this release are unaudited. The complete, audited financial statements of the Company for the year ended December 31, 2005 will be included in Quidel’s Annual Report on Form 10-K to be filed with the SEC on or before March 16, 2006.

About Quidel

Quidel Corporation serves to enhance the health and well being of people around the globe through the discovery, development, manufacturing and marketing of rapid diagnostic solutions at the point of care (POC) in infectious diseases and reproductive health. Marketed under the leading brand name of QuickVue®, Quidel’s portfolio of products currently includes tests that aid in the diagnosis of several disease or condition states, including influenza, Strep A, pregnancy, bacterial vaginosis, infectious mononucleosis, H. pylori and Chlamydia. Quidel’s products are sold to healthcare professionals with a focus on the physician office lab and acute care markets through leading medical distribution partners on a worldwide basis. Quidel’s Specialty Products Group (SPG) develops research products in the fields of oncology and bone health with potential point-of-care applications in the future. By building value in rapid diagnostic tests, Quidel provides leadership to the industry and among healthcare professionals allowing for the movement of patient testing out of the central laboratory setting and into the physician office, urgent care and other outpatient settings where rapid testing and treatment has an impact on clinical outcomes and provides an economic benefit. For more information, visit www.quidel.com or www.flutest.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risks, assumptions and uncertainties. Many possible events or factors could affect our future financial results and performance, such that our actual results and performance may differ materially. As such, no forward-looking statement can be guaranteed. Differences in actual results and performance may arise as a result of a number of factors including, without limitation, seasonality, the length and severity of cold and flu seasons, uncertainty surrounding the detection of H5N1 involving human specimens, adverse changes in the competitive and economic conditions in domestic and international markets, actions of our major distributors, manufacturing and production delays or difficulties, adverse actions or delays in product reviews by the U.S. Food and Drug Administration (“FDA”), intellectual property, product liability, environmental or other litigation, and the lower acceptance of our new products than forecast. Forward-looking statements typically are identified by the use of terms such as

“may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements are expressed differently. The risks described under “Risk Factors” in reports and registration statements that we file with the SEC from time to time should be carefully considered. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release. We undertake no obligation to publicly release the results of any revision of the forward-looking statements.

[Tables to Follow]

QUIDEL CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2005	2004	2005	2004
	(unaudited)		(unaudited)	(audited)

Net sales	$34,113	$31,603	$88,731	$76,072
Research contract, license and royalty income	665	326	3,568	2,619
Total revenues	34,778	31,929	92,299	78,691

Cost of sales	12,831	12,846	37,101	35,234
Research and development	3,525	3,323	12,829	11,340
Sales and marketing	4,345	3,962	16,121	13,990
General and administrative	3,485	3,155	13,062	14,852
Patent litigation settlement	—	—	17,000	—
Amortization of intangibles	531	308	1,476	1,459

Total costs and expenses	24,717	23,594	97,589	76,875
Earnings (loss) from operations	10,061	8,335	(5,290)	1,816

Interest expense	197	218	808	886
Interest income	(203)	(125)	(722)	(398)
Other, net	(36)	(27)	(49)	(256)

Total other (income) expense	(42)	66	37	232
Earnings (loss) from continuing operations, before income taxes	10,103	8,269	(5,327)	1,584

Income tax expense	336	2,242	3,000	—
Earnings (loss) from continuing operations	9,767	6,027	(8,327)	1,584

Loss from discontinued operations, net of tax	(165)	(6,671)	(932)	(7,871)

Net earnings (loss)	$9,602	$(644)	$(9,259)	$(6,287)

Basic earnings (loss) per share:
Continuing operations	$0.30	$0.19	$(0.26)	$0.05
Discontinued operations	(0.00)	(0.21)	(0.03)	(0.25)
Net earnings (loss)	0.29	(0.02)	(0.28)	(0.20)

Diluted earnings (loss) per share:
Continuing operations	$0.28	$0.19	$(0.26)	$0.05
Discontinued operations	(0.00)	(0.21)	(0.03)	(0.25)
Net earnings (loss)	0.28	(0.02)	(0.28)	(0.20)

Weighted shares used in basic per share calculation	33,059	31,790	32,514	31,487
Weighted shares used in diluted per share calculation	34,479	32,432	32,514	32,386

Gross profit as a % of net sales	62%	59%	58%	54%
Research and development as a % of net sales	10%	11%	14%	15%
Sales and marketing as a % of net sales	13%	13%	18%	18%
General and administrative as a % of net sales	10%	10%	15%	20%

Condensed balance sheet data (in thousands):
	12/31/05	12/31/04
	(unaudited)	(audited)
Cash and cash equivalents	$34,930	$36,322
Working capital	44,190	49,769
Total assets	113,642	112,691
Long term obligations	9,986	10,780
Stockholders’ equity	87,243	90,185

QUIDEL CORPORATION

Reconciliation of Non-GAAP Financial Information

(In thousands, except per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2005	2004	2005	2004
	(unaudited)		(unaudited)

Net earnings (loss) - GAAP	$9,602	$(644)	$(9,259)	$(6,287)

Add: Patent litigation settlement	—	—	17,000	—
Income tax impact of patent litigation settlement	—	—	3,000	—
Discontinued operations, net of taxes	165	6,671	932	7,871

Adjusted net earnings	$9,767	$6,027	$11,673	$1,584

Basic earnings (loss) per share:
Adjusted net earnings	$0.30	$0.19	$0.36	$0.05
Net earnings (loss) - GAAP	0.29	(0.02)	(0.28)	(0.20)

Diluted earnings (loss) per share:
Adjusted net earnings	$0.28	$0.19	$0.35	$0.05
Net earnings (loss) - GAAP	0.28	(0.02)	(0.28)	(0.20)

Weighted shares used in basic per share calculation	33,059	31,790	32,514	31,487
Weighted shares used in diluted per share calculation	34,479	32,432	33,451	32,386

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